Exhibit 10.11

FORM OF

HANESBRANDS INC.

PERFORMANCE-BASED ANNUAL INCENTIVE PLAN

1. Purpose. The purpose of the Hanesbrands Inc. Performance-Based Annual Incentive Plan (the “Plan”) is to advance the interests of Hanesbrands Inc. and its stockholders by providing certain of its key executives with annual incentive compensation which is tied to the achievement of pre-established and objective performance goals. The Plan is intended to provide Participants with annual incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and should be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

2. Definitions. Where the context of the Plan permits, words in the masculine gender shall include the feminine gender, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a) Board means the Board of Directors of Hanesbrands Inc.

(b) Committee means the Compensation and Employee Benefits Committee of the Board, a subcommittee thereof, or such other committee as may be appointed by the Board. The Committee shall be comprised of two or more non-employee members of the Board who shall qualify to administer the Plan as “outside directors” under Section 162(m) of the Code and who shall qualify as “independent” under the New York Stock Exchange listing requirements.

(c) Corporation means Hanesbrands Inc., a Maryland corporation, and any successor thereto.

(d) Incentive Pool Fund means an amount equal to 3.0% of Operating Income.

(e) Operating Income means the Corporation’s operating income for the applicable Performance Period as reported in the Corporation’s income statement and as adjusted to eliminate the effects of charges for restructurings, discontinued

operations, extraordinary items, other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, each as determined in accordance with Generally Accepted Accounting Principles and identified in the financial statements, in the notes to the financial statements or in the Management’s Discussion and Analysis section of the financial statements.

(f) Participant means (i) a “covered employee,” as defined in Section 162(m) of the Code and the regulations promulgated thereunder, of the Corporation or its Subsidiaries who has been selected by the Committee to participate in the Plan during a Performance Period and (ii) each other employee of the Corporation or its Subsidiaries who has been selected by the Committee to participate in the Plan during a Performance Period.

(g) Performance Award means an award granted pursuant to the terms of section 4 of this Plan. A Participant shall have no right to any Performance Award until that award is paid.

(h) Performance Period means the Corporation’s fiscal year, or such other period as designated by the Committee.

(i) Plan means the Hanesbrands Inc. Performance-Based Annual Incentive Plan, as amended from time to time.

(j) Pool Fund Allocation means the percentage of the Incentive Pool Fund that is allocated to each Participant with respect to any Performance Period. A maximum of 40% may be allocated to any single Participant. The total allocation may not exceed 100%.

(k) Subsidiary or Subsidiaries means any corporation or entity of which the Corporation owns directly or indirectly, at least 50% of the total voting power or in which it has at least a 50% economic interest, and which is authorized to participate in the Plan.

3. Plan Administration. The Committee shall have full discretion, power and authority to administer and interpret the Plan and to establish rules and procedures for its administration as the Committee deems necessary and appropriate. The Committee may delegate to officers and employees of the Corporation the authority to manage the day-to-day administration of the Plan including without limitation the discretionary authority to (i) administer and interpret the terms of the Plan, and (ii) amend the Plan only as necessary to reflect any ministerial, administrative or managerial functions; provided that any such amendment does not increase the Incentive Pool Fund or the Pool Fund Allocation. Pool Fund Allocations shall be established by the Committee for a Participant (or group of Participants) no later than ninety (90) days after the commencement of each Performance Period (or the date on which 25% of the Performance Period has elapsed, if earlier).

Any interpretation of the Plan or other act of the Committee (or its delegate) in administering the Plan shall be final and binding upon all Participants.

4. Performance Awards. For each Performance Period, the Committee shall determine the amount of a Participant’s Performance Award as follows:

(a) General. The maximum amount of a Participant’s Performance Award shall be equal to the Participant’s Pool Fund Allocation of the Incentive Pool Fund for the Performance Period. The actual amount of a Participant’s Performance Award may be reduced or eliminated by the Committee as set forth in subsection (c) below.

(b) Allocation of Incentive Pool Fund. The Incentive Pool Fund for each Performance Period shall be allocated among Participants. The maximum award for a Participant is equal to the Participant’s Pool Fund Allocation.

(c) Reduction or Elimination of Pool Fund. The Pool Fund Allocation for each Participant may be reduced or eliminated by the Committee in its sole discretion; provided, however, that under no circumstances may the amount of the Incentive Pool Fund, or the Pool Fund Allocation to any Participant, be increased. Once the Committee has determined the amount of a Participant’s Performance Award pursuant to subsections (a), (b), and (c) in this section 4, and upon the certification required under section 5 hereto, the Committee shall pay the Participant’s

Performance Award pursuant to such terms and procedures as the Committee shall adopt under section 3 hereto.

5. Payment of Performance Awards. Subject to any stockholder approval required by law, payment of any Performance Award to a Participant for any Performance Period shall be made in cash (or in stock or stock-based awards under the Hanesbrands Inc. Omnibus Incentive Plan of 2006 as restated and/or amended from time to time) after written certification by the Committee that the performance goal for the Performance Period was achieved, and any other material terms of the Performance Award were satisfied. Any Performance Award may be deferred pursuant to the terms and conditions of the Corporation’s deferred compensation plan or plans then in effect.

A Participant is not entitled to any award hereunder for the Performance Period during which Participant breaches any confidentiality, proprietary information, or non-compete provisions of any agreement or plan then in effect between Corporation and Participant, and shall immediately forfeit his right to any accrued but unpaid amounts attributable to any Performance Period. Further, if a Participant breaches any confidentiality, proprietary information, or non-compete provisions of any agreement or plan between Corporation and the Participant in effect after the Participant’s termination of employment, the Participant shall repay to Corporation any award paid to the Participant under the Plan within one year of such breach (plus the cost of collection and a reasonable rate of interest) and shall immediately forfeit his right to any accrued unpaid amounts attributable to any Performance Period.

The Committee may make retroactive adjustments to and the Participant shall reimburse to the Corporation any cash or equity based incentive compensation paid to the Participant where such compensation was predicated upon achieving certain financial results that were substantially the subject of a restatement, and as a result of the restatement it is determined that the Participant otherwise would not have been paid such compensation, regardless of whether or not the restatement resulted from the Participant’s misconduct. In each such instance, the Corporation will, to the extent practicable, seek to recover the amount by which the

Participant’s cash or equity based incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results. The Corporation will, to the extent permitted by governing law, require reimbursement of any cash or equity based incentive compensation paid to any named executive officer (for purposes of this policy “named executive officers” has the meaning given that term in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934) where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement, and (ii) in the Committee’s view the officer engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement. In each instance described above, the Corporation will, to the extent practicable, seek to recover the described cash or equity based incentive compensation for the relevant period, plus a reasonable rate of interest.

6. Plan Amendment and Termination. Except as explicitly provided by law, this Plan is provided at the Corporation’s sole discretion and the Board or the Committee may modify or terminate it at any time, prospectively or retroactively, without notice or obligation for any reason, subject to obtaining any necessary stockholder approval as required by law, regulation, or listing exchange requirement. In addition, there is no obligation to extend the Plan or establish a replacement plan in subsequent years.

7. Miscellaneous Provisions.

(a) Employment Rights. The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to continue in the employ of the Corporation, or any of its subsidiaries or affiliates, on a full-time, part-time, or any other basis. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically been granted by the Committee under the terms of the Plan.

(b) Committee’s Decision Final. Any interpretation of the Plan and any decision on any matter pertaining to the Plan which is made by the Committee in its discretion in good faith shall be binding on all persons.

(c) Governing Law. Except to the extent superseded by the laws of the United States, the laws of the State of North Carolina, without regard to any state’s conflict of laws principles, shall govern in all matters relating to the Plan. Any legal action related to this Plan shall be brought only in a federal or state court located in North Carolina.

(d) Interests Not Transferable. Any interests of Participants under the Plan may not be voluntarily sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution.

(e) Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision(s) had never been contained in the Plan.

(f) Withholding. The Corporation will withhold from any amounts payable under this Plan all federal, state, foreign, city and local taxes as shall be legally required.

(g) Effect on Other Plans or Agreements. Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan.

8. Effective Date. This Plan shall be effective as of July 2, 2006, as approved by Sara Lee Corporation as the sole shareholder of the Corporation. The Plan shall automatically terminate as of the first meeting of shareholders on and after the first anniversary of the date on which the Corporation first issues equity securities of the Corporation that are required to be registered under Article II of the Securities Exchange Act of 1934, as amended, unless resubmitted to and approved by shareholders prior to that date.

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